[DIEBOLD NIXDORF, INCORPORATED LETTERHEAD]

February 21, 2018	Exhibit 5.1

Diebold Nixdorf, Incorporated

5995 Mayfair Road, P.O. Box 3077

North Canton, Ohio 44720-8077

Re:	Registration Statement on Form S-8 Filed by Diebold Nixdorf, Incorporated Opinion

Ladies and Gentlemen:

I have acted as counsel for Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”), in connection with the CEO Inducement Award Agreement to be entered into by and between Gerrard Schmid and the Company (the “Agreement”). In connection with the opinion expressed herein, I have examined such documents, records and matters of law as I have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, I am of the opinion that the 612,266 common shares (the “Shares”), par value $1.25 per share, of the Company that may be issued or delivered and sold pursuant to the Agreement will be, when issued or delivered and sold in accordance with the terms of the Agreement, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the laws of the State of Ohio, as currently in effect, and I express no opinion as to the effects of the laws of any other jurisdiction on the opinion expressed herein. In addition, I have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Agreement will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jonathan B. Leiken

Senior Vice President, Chief Legal Officer and Secretary